MuniYield Florida Insured Fund

File No. 811-7156

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Robert Sneedon, Manager to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by January 21, 2002; a late filing was executed on July 18, 2002.

Mr. Stephen Benham, Secretary to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by February 25, 2002; a late filing was executed on July 18, 2002.